Exhibit 10.3

VENDOR agreement
Date: May 2, 2019

This VENDOR AGREEMENT (this “Agreement”), effective as of the date set forth above (the “Effective Date”), is made by and between Evine Live Inc., a Minnesota corporation (“Company”), and Sterling Time, LLC (“Vendor”), a New York limited liability company. Each of Company and Vendor may be referred to herein individually as a “Party,” and Company and Vendor may be referred to collectively as the “Parties.”

Recitals

A.            Eyal Lalo, who is a stockholder of Invicta Watch Company of America, Inc., a Florida corporation (“IWCA”), is, simultaneous with entering into this Agreement, making an investment in Company. Michael Friedman, who is a member of Vendor, is, simultaneous with entering into this Agreement, making an investment in Company.

B.            Vendor serves as a vendor of the Products (as defined below), which are designed by IWCA.

C.            Company and Vendor desire to enter into this Agreement for purposes of marketing, promoting and selling the Products (as defined below) via Company Digital Retailing (as defined below).

Agreement

In consideration of the foregoing and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Vendor hereby agree as follows:

1.           Definitions.

a.        “Company Digital Retailing”: A combination of the Company television network and Company’s website and mobile applications, as well as Company’s platforms on social media and mobile host sites.

b.           “Trademark”(s): The trademark(s) used in commerce with the Products, including but not limited to Invicta; Invicta Watch(es); any other marks that create a reasonable likelihood of confusion with such trademark(s) or otherwise would tend to indicate a relationship with Vendor or IWCA; and any other marks used or owned by IWCA in connection with the marketing and sale of watches and/or watch accessories.

c.           “Products”: Watches and watch accessories bearing the Trademarks and other products mutually agreed between the parties.

2.           Trademark License. Until such time after the expiration or termination of this Agreement when Company holds no further inventory of the Products (including, without limitation, inventory that Company has committed to purchase in accordance with the terms of the applicable Product POs), Vendor hereby grants to Company the non-assignable, non-transferable right and license to the Trademarks for all the purposes contemplated under this Agreement.

3.           Vendor’s Obligations.

a.           Spokesperson. Vendor will provide an agent (spokesperson) to make one or more broadcast appearances via Company Digital Retailing at Company’s studios in Eden Prairie, MN, generally over a period of 1-3 days, for the purpose of marketing, promoting and selling the Products (“Appearances”). Such agent of Vendor shall be subject to Company’s approval, which shall not be unreasonably withheld.

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b.           License to Personal Attributes. Vendor hereby grants to Company an irrevocable sublicense, effective from the Effective Date through the date after the expiration or other termination of the Agreement when Company holds no further inventory of the Products, to the rights to use the Spokesperson’s name (including, without limitation, any nicknames, pseudonyms, stage names and the like), likeness, image, photograph, voice, appearance, personality, signature, performance and endorsement (collectively, the “Personal Attributes”) in connection with the marketing, promotion and sale of the Products and for all other purposes contemplated under this Agreement.

c.           Assistance with Marketing of the Products. Vendor shall (i) cooperate and consult with Company as reasonably requested by Company, regarding the marketing, promotion and sale of the Products; (ii) cause Spokesperson to make Appearances upon Company’s request and in compliance with Company’s standard Guest Policy, and to otherwise assist Company in connection with the marketing, promotion and sale of the Products; and (iii) promote Spokesperson’s Appearances through email and social media marketing. Vendor shall not be entitled to any minimum guarantee of hours on Company Digital Retailing.

d.           Product Stream and Inventory Investment. Vendor shall provide a steady stream of product and\or services offerings to Company, including first-to-market (available to Company for a period of at least five days prior to the date such products are available to other retailers or distributors) and exclusive products (available only to Company and not to other retailers or distributors), and timely information regarding such products and\or services, for Company’s consideration and potential purchase under a purchase order. For the avoidance of doubt, all product and service offerings need not be first-to-market or exclusive products; some products will be neither first-to-market nor exclusive.

4.           Term.

a.           Term. The term of this Agreement shall begin on the Effective Date and continue for five years (the “Term”). During the final 12 months of the Term, the parties shall negotiate in good faith the terms of an extension of the Term.

b.           Termination for Breach. Company shall have the right to terminate this Agreement upon 30 days’ prior written notice to Vendor in the event of a material breach of this Agreement by Vendor, which default is not cured by Vendor within such 30-day period.

c.           Effect of Termination. The expiration or termination of this Agreement shall not relieve either Party of its liabilities or obligations under this Agreement or that certain Vendor Exclusivity Agreement between the Parties dated on or about the date hereof (as amended, modified or supplemented, the “Exclusivity Agreement”) which have accrued on or prior to the date of such expiration or termination, including, without limitation, the liabilities and obligations set forth in Sections 4-8. During the six month period following termination of this Agreement, Company shall have the right to sell all Products remaining in its inventory at the time of termination and the right to continue to use the Trademarks pursuant to Section 2 and have availability of the spokesperson and the use of the Attributes pursuant to Section 3 in connection with such activities.

5.           Representations, Warranties, and Indemnity.

a.           Vendor represents, warrants and certifies that (i) Vendor has the full right and authority to enter into this Agreement and grant all rights, including but not limited to all rights in the Trademark(s), and to perform all obligations hereunder; (ii) Vendor has obtained all authorizations, permissions and consents and paid all fees and other charges necessary for Vendor to enter into and perform this Agreement; (iii) neither this Agreement nor the grant of rights or performance by Vendor hereunder will conflict with nor violate any commitment to, or agreement or understanding Vendor has, or will have with, any other person or entity; and (iv) Spokesperson is Vendor’s agent, and Vendor has the authority and right to bind Spokesperson to the obligations set forth in this Agreement.

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b.           Vendor (including its agents, representatives, and contractors) agrees to defend, hold harmless and indemnify Company, its directors, employees, affiliates, successors, assigns, agents and customers from and against any and all actual or threatened third-party disputes, claims, actions, suits, proceedings, (each, a “Claim”) costs, liability, damages and expenses (including, but not limited to, reasonable attorney’s fees, costs and expenses)(each a “Loss”) whether or not well founded in law or fact, which arise out of or are directly or indirectly related to Vendor’s violation or alleged violation of any of the covenants, representations and warranties herein. Regardless of when the Loss occurs or the Claim is asserted, Company shall have the right to select counsel to conduct, and shall control, any defense subject to this provision.

6.            Payment Terms. As of the Effective Date, the Parties agree that (i) Company may have outstanding invoices related to the purchase of Products from Vendor in an amount of up to $7,000,000 at any time outstanding and (ii) standard payment terms of net 60 days shall govern the purchase of Products.  For clarity, Vendor may adjust the $7,000,000 limit from time to time at Vendor’s discretion.

7.            Confidential Information. The parties shall hold this Agreement, including all of its terms, in strict confidence and will not disclose or disseminate it to any third parties, except (i) to authorized representatives, advisors, or attorneys of a Party who agree to protect and maintain the confidentiality of such Confidential Information in accordance with the terms herein, (ii) for the purpose of enforcing the terms of this Agreement against the other Party, or (iii) in legally required filings with the Securities and Exchange Commission, and related press releases and investor communications. Notwithstanding the foregoing, in order to effectuate the purposes of this Agreement, the Parties agree that this Agreement shall be provided to IWCA on a confidential basis.

8.            Miscellaneous.

a.           Recitals; Entire Agreement; Amendment. The Parties acknowledge and agree that the recitals set forth at the beginning of this Agreement are a part of this Agreement and are incorporated herein by reference. This Agreement, including any exhibit(s) and attachment(s) hereto (all of which are incorporated herein by reference), supersedes all prior negotiations, understandings and agreements of the Parties relating to the subject matter hereof, and both Parties acknowledge and agree that neither Party has relied on any representations or promises in connection with this Agreement not contained herein; provided, however, that this Agreement is intended to supplement, and not supersede, the terms of each purchase order, that certain Merchandise Letter Agreement between the Parties dated on or about the date hereof (as amended, modified or supplemented, the “Merchandise Letter”) and the Exclusivity Agreement and further provided, that this Agreement is not intended to supersede any prior agreement between the Parties related to merchandising margins and margin concessions. To the extent there is a direct conflict between this Agreement, the Exclusivity Agreement, the Merchandise Letter and any purchase order terms, following order of precedence shall prevail as to the subject of the conflicting terms: (1) the Exclusivity Agreement, (2) this Agreement, (3) the Merchandise Letter and (4) any purchase order terms. This Agreement may not be amended or modified except by a subsequent written instrument duly executed by both Parties.

b.           Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or electronic delivery, each of which shall be deemed to be an original, but all of which shall be one and the same instrument. Each Party may use such facsimile or electronic signatures as evidence of the execution and delivery of this Agreement by each Party to the same extent that an original could be used.

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c.           Assignment. Vendor shall not assign any right or claims under this Agreement without Company’s prior written consent, provided that such consent shall not be unreasonably withheld and that the assignee expressly assumes all duties hereunder.

d.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, including but not limited to, any surviving entity of any merger, consolidation, dissolution, joint venture or partnership, and any entity that assumes the sale of the Products during the Term or any extension thereof.

e.           Governing Law, Forum Selection, Attorney’s Fees. This Agreement and all terms and conditions hereof shall be construed under and controlled by the laws of the State of Minnesota regardless of any contrary conflict of laws doctrine (with the parties expressly waiving the applicability of the United Nations Convention on Contracts for the International Sale of Goods), and the federal and state courts in Hennepin County, MN shall have sole and exclusive jurisdiction and venue over any action or claim arising from or relating to this Agreement, or otherwise from the relationship of the Parties, all whether arising from contract, tort, statute or otherwise.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first set forth above.

EVINE LIVE INC.	STERLING TIME, LLC

/s/ Andrea Fike	Signature:	/s/ Michael Friedman
Andrea Fike	Name:	Michael Friedman
EVP, General Counsel	Title:	President

Vendor Agreement	Signature Page